EXHIBIT 99.1

LITHIA MOTORS REPORTS Q1 EARNINGS PER SHARE FROM CONTINUING OPERATIONS OF 50 CENTS PER SHARE

MEDFORD, OREGON, APRIL 24, 2006 (4:01 p.m. EDT) - Lithia Motors, Inc. (NYSE: LAD) today announced that first quarter 2006 net income from continuing operations increased 2% to $10.6 million from $10.5 million in the first quarter of 2005. Diluted earnings per share from continuing operations were $0.50 as compared to $0.50 in the first quarter of 2005. For the first quarter of 2006, diluted net income per share includes the affect of accounting for equity-based compensation under FAS 123(R). The affect was to increase compensation expense, which is included in SG&A.

First quarter 2006 earnings per share from continuing operations, excluding the affect of accounting for equity compensation under FAS 123(R) was $0.53 as compared to $0.50 in the same period last year. First quarter 2006 earnings per share including discontinued operations and the affect of accounting for equity compensation under FAS 123(R) was $0.44.

First quarter 2006 sales increased 14% to $748.2 million as compared to $658.9 million in the same period last year. New vehicle sales increased 19%, used vehicle sales increased 6%, finance/insurance sales increased 12%, and parts/service sales increased 11%.

Sid DeBoer, Lithia's Chairman and CEO, commented, "The first quarter can be characterized by a week January, an improved February and a very strong March. Total same-store sales increased 7.1% and total same-store gross profits were up 4.9% for the quarter. Same-store sales and gross profits were up across all business lines except used vehicles, where they were essentially flat with last year."

"Nationally, the vehicle sales environment in the first quarter was lackluster. Our response was to push new vehicle sales in an attempt to gain market share and create long-term parts and service business that will benefit the company in future periods. Our efforts produced a new vehicle same-store sales increase of 11.5% for the quarter while new vehicle same-store units were up 10.9% for the quarter, with domestic same-store units increasing 11.5% and import same-store units increasing 9.7% . Another highlight was our same-store service and parts revenues which increased 5.1% for the quarter."

"Lithia's team members did a great job demonstrating the flexibility of our company's business model. We had made a strategic decision to stock high new vehicle inventories going into the first quarter. Through company-wide promotional initiatives, we were able to reduce our excess inventories to normal levels going into the stronger spring and summer selling season ahead," concluded Mr. DeBoer.

Jeffrey B. DeBoer, Senior Vice President and CFO added, "Year to date, we have completed one acquisition; a Dodge store in Fresno, California with approximately $50 million in annualized revenues, which is now named Lithia Dodge of Fresno. Additionally, in the last quarter, we completed the sale of Lithia Chevrolet in Salinas, California. This store was included in discontinued operations for the quarter and year-end 2005."

"Our guidance for the full-year 2006 remains unchanged and is in the table below. In the first quarter, we had two stores classified as discontinued operations. The full-year 2006 guidance is on a continuing operations basis. It assumes a steady pace of acquisitions and dispositions and includes the effect of FAS 123(R), expensing for stock options and our employee stock purchase plan, that took affect starting in the first quarter of this year," concluded Jeffrey B. DeBoer.

	Earnings Per Share	Guidance
	FY 2005	FY 2006

EPS w/o FAS 123(R) adoption:	$2.37	$2.58 - $2.70	(non-GAAP)
Effect of FAS 123(R):	N/A	($0.12)

EPS - Reportable 2006:	N/A	$2.46 - $2.58

The inclusion of the non-GAAP "EPS without FAS 123(R) amounts" is included in the above guidance because management believes that the absence of a comparable expense in 2005 would obscure the earnings estimate on a comparable basis. As noted above, the EPS guidance is also given for reportable EPS and reconciles to the non-gaap number.

In December 2004, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standards Statement 123 (revised 2004) ("FAS 123(R)") that required that the value of all equity-based compensation arrangements, including stock options and employee stock purchase plans, be accounted for using a "fair value" method. Previously, the

Company had accounted for such arrangements under the "intrinsic method" permitted by APB 25 and the amounts under the fair value method were presented in the footnotes to the company's financials filed on Form 10-K. The new rules became effective for the Company commencing with the first quarter of 2006. Adoption of this accounting change does not affect the cash flow of the Company.

Conference Call Information
 Lithia Motors will be providing more detailed information on the results for the first quarter 2006 in its conference call scheduled for 11 a.m. PT, April 25, 2006. The call can be accessed live by calling 973-582-2700. To listen to a live webcast or hear a replay, log-on to: www.lithia.com - go to Investor Relations - and click on the Live Webcast icon.

About Lithia
Lithia Motors, Inc. is a Fortune 1000 and Russell 2000 Company that sells 25 brands of new vehicles and operates 94 stores and 189 franchises in 12 states in the Western United States and over the Internet through "Lithia.com-America's Car & Truck Store." Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 103,333 new and used vehicles and had $2.9 billion in total revenue in 2005.

Forward Looking Statements
This press release includes forward looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation economic conditions, acquisition risk factors and others set forth from time to time in the company's filings with the SEC. Specific risks in this press release include company monthly performance, benefits or strength of Lithia's operating model, inventory levels, anticipated revenues of recently acquired stores and projected full-year 2006 earnings per share guidance, and potential changes in accounting standards.

Additional Information
For additional information on Lithia Motors, contact the Investor Relations Department: (541) 776-6591 or log-on to: www.lithia.com - go to Investor Relations

LITHIA MOTORS, INC.
(In Thousands except per share data)

Unaudited	Three Months Ended
		March 31,	$ Increase	% Increase

	2006	2005	(Decrease)	(Decrease)

New Vehicle Sales	$427,750	$359,619	$ 68,131	18.9%
Used Vehicle Sales	209,078	197,322	11,756	6.0
Finance & Insurance	27,554	24,616	2,938	11.9
Service, Body & Parts Sales	82,473	74,265	8,208	11.1
Fleet & Other Revenues	1,330	3,104	(1,774)	(57.2)

Total Revenues	748,185	658,926	89,259	13.5
Cost of Sales	617,404	541,694	75,710	14.0

Gross Profit	130,781	117,232	13,549	11.6
SG&A Expense	100,717	89,132	11,585	13.0
Depreciation/Amortization	4,046	3,388	658	19.4

Income from Operations	26,018	24,712	1,306	5.3
Flooring Interest Expense	(6,615)	(5,102)	1,513	29.7
Other Interest Expense	(3,331)	(2,805)	526	18.8
Other Income, net	427	285	142	49.8

Income from continuing operations
before income taxes	16,499	17,090	(591)	(3.5)
Income Tax Expense	5,870	6,614	(744)	(11.2)
Income Tax Rate	35.6%	38.7%

Net Income from continuing ops.	10,629	10,476	153	1.5%
Income (Loss) from discontinued
operations, net of income taxes	(1,321)	(486)	835	171.8

Net Income	$9,308	$9,990	$(682)	(6.8)%

Diluted Net Income per share:
Continuing Operations	$0.53	$0.50	$0.03	6.0%
Effects of FAS123(R)	(0.03)	-
Diluted Net Income per share
after effect of FAS123(R):	$0.50	$0.50	0.00	0%
Discontinued Operations	(0.06)	(0.02)

Net Income per share	$0.44	$0.48	(0.04)	(8.3)%

Diluted Shares Outstanding	22,066	21,704	362	1.7%

LITHIA MOTORS, INC.	Three Months Ended
		March 31,	Increase	% Increase

Unit Sales:	2006	2005	(Decrease)	(Decrease)

New Vehicle	15,241	12,864	2,377	18.5%
Used - Retail Vehicle	10,757	10,820	(63)	(0.6)
Used - Wholesale	5,534	5,544	(10)	(0.2)
Total Units Sold	31,532	29,228	2,304	7.9

Average Selling Price:
New Vehicle	$28,066	$27,955	$111	0.4%
Used - Retail Vehicle	16,162	15,219	943	6.2
Used - Wholesale	6,364	5,890	474	8.0

Key Financial Data:
Gross Profit Margin	17.5%	17.8%
SG&A as a % of Gross Profit	77.0%	76.0%
Operating Margin	3.5%	3.8%
Pre-Tax Margin	2.2%	2.6%

Gross Margin/Profit Data
New Vehicle Retail	7.9%	8.1%
Used Vehicle Retail	15.4%	15.4%
Used Vehicle Wholesale	5.1%	4.4%
Service, Body & Parts	48.8%	48.6%

New Retail Gross Profit/Unit	$2,230	$2,278
Used Retail Gross Profit/Unit	$2,486	$2,349
Used Wholesale Gross Profit/Unit	$325	$262
Finance & Insurance/Retail Unit	$1,060	$1,039

Same Store Data
New Vehicle Retail Sales	11.5%	(5.8)%
Used Vehicle Sales (including Wholesale)	0.3%	(2.1)%
Total Vehicle Sales (excluding fleet)	7.5%	(4.5)%
Finance & Insurance Sales	4.1%	(1.5)%
Service, Body & Parts Sales	5.1%	0.3%
Total Sales (excluding Fleet)	7.1%	(3.9)%
Total Gross Profit (excluding Fleet)	4.9%	1.5%

LITHIA MOTORS, INC.

Balance Sheet Highlights (Dollars in Thousands)

	March 31, 2006	December 31, 2005

Cash & Cash Equivalents	$33,425	$48,566
Trade Receivables*	103,768	106,443
Inventory	651,938	606,047
Assets Held for Sale	19,165	27,411
Other Current Assets	13,979	15,781

Total Current Assets	822,275	804,248

Real Estate, net	264,064	255,372
Equipment & Leases, net	79,314	77,805
Goodwill, net	261,442	260,899
Other Assets	57,943	54,390

Total Assets	$1,485,038	$1,452,714

Floorplan Notes Payable	$549,467	$530,452
Liabilities held for sale	16,780	22,388
Other Current Liabilities	102,614	95,560

Total Current Liabilities	668,861	648,400

Used Vehicle Flooring	-	-
Real Estate Debt	167,171	154,046
Other Long-Term Debt	123,480	136,505
Other Liabilities	55,202	54,130

Total Liabilities	1,014,714	993,081

Shareholders' Equity	470,324	459,633

Total Liabilities &
Shareholders' Equity	$1,485,038	$1,452,714

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* Includes contracts-in-transit of $51,659 and $52,453 for 2006 and 2005.

Other Balance Sheet Data (Dollars in Thousands except per share data)

Current Ratio	1.2x	1.2x
LT Debt/Total Cap.
(Excludes Used -Vehicle Flooring
and Real Estate)	21%	23%
Working Capital	$153,414	$155,848
Book Value per Basic Share	$24.21	$23.97